SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
August 9, 2024
BREAD FINANCIAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15749	31-1429215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3095 LOYALTY CIRCLE
COLUMBUS, Ohio 43219
(Address and Zip Code of Principal Executive Offices)
(614) 729-4000
(Registrant’s Telephone Number, including Area Code)
NOT APPLICABLE
(Former name or former address, if changed since last report)☐
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BFH	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 8.01 Other Events.

On August 9, 2024, Bread Financial Holdings, Inc. (the “Company”) announced that it has entered into separate, privately negotiated repurchase agreements with a limited number of holders of its 4.25% Convertible Senior Notes due 2028 (the “Notes”) to repurchase (the “Repurchases”) approximately $237.6 million aggregate principal amount of the Notes for an aggregate cash repurchase price of approximately $350.0 million. The final aggregate cash repurchase price is subject to adjustment as a portion of the repurchase price will be based in part on the daily volume-weighted average price per share of the Company’s common stock over an agreed measurement period beginning on, and including, August 9, 2024.

The Repurchases are expected to close shortly after completion of the measurement period, which is expected to be before the end of the current fiscal quarter, subject to the satisfaction of customary closing conditions. Following such closings, approximately $78.6 million principal amount of the Notes will remain outstanding.

The Company had previously entered into capped call transactions with certain financial institutions in connection with the issuance of the Notes. All of these transactions are expected to remain in effect notwithstanding the Repurchases.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document Description

99.1	Press release announcing the partial notes repurchase, dated August 9, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bread Financial Holdings, Inc.

Date: August 9, 2024	By:	/s/ Joseph L. Motes III
Joseph L. Motes III Executive Vice President, Chief Administrative Officer, General Counsel and Secretary